Contact: Sarah Nielsen - Vice President, Chief Financial Officer - 641-585-6962; ir@winnebagoind.com

WINNEBAGO INDUSTRIES ANNOUNCES RETIREMENT OF CHAIRMAN, CEO AND PRESIDENT

FOREST CITY, IOWA, August 6, 2015 - Winnebago Industries, Inc. (NYSE:WGO) (the Company), a leading United States recreation vehicle manufacturer, announced today that Randy Potts has retired as chairman of the board and as CEO and president of the Company, effective August 6, 2015.

Lead Independent Director Larry Erickson commented, “We are deeply grateful to Randy for his 32 years of service at Winnebago, where as CEO and president he guided the Company through challenging economic times, as well as a successful recovery. Today the Company is well positioned both financially and operationally. After having extensive discussions with Randy, we collectively agreed that this is the appropriate time for new leadership. We wish him the best in his retirement.”

Randy Potts commented, “I would like to thank the Company’s employees, shareholders, dealers and suppliers for the trust and support they have given to me during my tenure at Winnebago. Winnebago is a great company and I have the utmost confidence in the ability of the organization to evolve and capitalize on future market opportunities.”

The Company’s board of directors has named former chairman and CEO Robert Olson, age 64, to serve as interim CEO while the board conducts a search for the Company's next CEO. Prior to his role as chairman and CEO, Mr. Olson served in various management positions with the Company, including general manager of fabrication, vice president of manufacturing and senior vice president of operations; in 2007 the board elected him president. With over 45 years of experience with Winnebago, his knowledge of the Company and the market will be of great value to the Company during this period of transition.

Winnebago's board will form a search committee led by Larry Erickson to evaluate internal and external candidates and retain an executive search firm to assist it in finding the next CEO.

Erickson concluded, “We welcome Bob in his return to serve as interim CEO and believe his extensive experience with Winnebago and its operations will successfully lead us through this transition.”

About Winnebago Industries
Winnebago Industries, Inc., "The Most Recognized Name in Motor Homes®", is a leading U.S. manufacturer of recreation vehicles, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes, travel trailers, fifth wheel products, and transit buses. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since 1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://www.wgo.net/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, availability of labor, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities, unexpected expenses related to ERP and Strategic Sourcing projects and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.
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